Exhibit 99.2

BJ’s Wholesale Club, Inc.

Supplemental Information as of July 31, 2010

The following supplemental information is provided by the Company with respect to the results reported for the second quarter and six months ended July 31, 2010, as well as earnings guidance for the year ending January 29, 2011 (“fiscal 2010”). Some of the information below refers to Non-GAAP financial measures, which are measures not prepared in accordance with generally accepted accounting principles (“GAAP”). We believe our Non-GAAP presentation provides a meaningful comparison of operating results and have included reconciliations to the most directly comparable GAAP measure.

Comparative Club Sales by Major Market

Comparative club sales by major market, including the impact from sales of gasoline were as follows:

	Thirteen Weeks Ended July 31, 2010			Twenty-Six Weeks Ended July 31, 2010
	Comparable Club Sales	Impact of Gasoline Sales	Merchandise Comparable Club Sales	Comparable Club Sales	Impact of Gasoline Sales	Merchandise Comparable Club Sales
New England	3.7%	2.0%	1.7%	5.4%	2.7%	2.7%
Upstate New York	5.1%	1.7%	3.4%	7.3%	3.6%	3.7%
Metro New York	2.1%	0.3%	1.8%	3.0%	0.5%	2.5%
Mid Atlantic	2.6%	1.4%	1.2%	4.2%	2.3%	1.9%
Southeast	9.4%	1.9%	7.5%	11.1%	3.9%	7.2%

Total	4.4%	1.5%	2.9%	6.0%	2.5%	3.5%

Selected Metrics

Excluding sales of gasoline, on a comparable club basis, customer count and average transaction amount increased (decreased) from the prior year by approximately:

	Customer Count	Average Transaction Amount
Thirteen Weeks Ended July 31, 2010	4%	(1)%
Twenty-Six Weeks Ended July 31, 2010	4%	(1)%

Second Quarter Individual Department Performance

Stronger performing departments compared to last year's second quarter included produce, juices, dairy, meat, frozen foods, major appliances, milk, water, cigarettes and prepared foods. Weaker performing departments compared to last year's second quarter included televisions, paper products, computer equipment, coffee and pre-recorded video.

GAAP to Non-GAAP Earnings Guidance Reconciliation

The following is a reconciliation of net income and diluted earnings per share guidance, as reported on a GAAP basis, to the adjusted non-GAAP net income and diluted earnings per share guidance referenced in our earnings call, for the thirteen weeks ending October 30, 2010 and the thirteen and fifty-two weeks ending January 29, 2011, as well as actual results for last year’s comparable periods:

	Thirteen Weeks		Thirteen Weeks		Fifty-Two Weeks
(Dollars in Thousands)	Ending October 30, 2010	Ended October 31, 2009	Ending January 29, 2011	Ended January 30, 2010	Ending January 29, 2011	Ended January 30, 2010
GAAP net income	$18,800 - $20,800	$17,670	$48,800 - $50,800	$55,065	$128,500 - $134,500	$132,136
Charge for wage and hour litigation settlement	—	6,938	—	—	—	6,938
MasterCard® and VISA® class action settlement	—	—	—	(1,789)	—	(1,789)
Income related to reserve for credit card claims	—	—	—	(1,724)	—	(1,724)

Adjusted non-GAAP earnings	$18,800 - $20,800	$24,608	$48,800 - $50,800	$51,552	$128,500 - $134,500	$135,561

	Thirteen Weeks		Thirteen Weeks		Fifty-Two Weeks
	Ending October 30, 2010	Ended October 31, 2009	Ending January 29, 2011	Ended January 30, 2010	Ending January 29, 2011	Ended January 30, 2010
GAAP diluted earnings per common share	$0.35 - $0.39	$0.32	$0.92 - $0.96	$1.01	$2.40 - $2.50	$2.42
Charge for wage and hour litigation settlement	—	0.13	—	—	—	0.13
MasterCard® and VISA® class action settlement	—	—	—	(0.03)	—	(0.03)
Income related to reserve for credit card claims	—	—	—	(0.03)	—	(0.03)

Adjusted non-GAAP earnings per common share	$0.35 - $0.39	$0.45	$0.92 - $0.96	$0.95	$2.40 - $2.50	$2.48

Operating Income to Non-GAAP Normalized Operating Income plus Depreciation Expense plus Stock Incentive Expense Reconciliation

The following is a reconciliation of operating income, as reported on a GAAP basis, to non-GAAP normalized operating income plus depreciation expense plus stock incentive expense referenced in our earnings call, for the fifty-two weeks ended January 30, 2010, as well as guidance on the same basis for the fifty-two weeks ending January 29, 2011:

	Fifty-Two Weeks
(Dollars in Thousands)	Ending January 29, 2011	Ended January 30, 2010
GAAP operating income	$218,500 - $228,500	$223,787
Charge for wage and hour litigation settlement	—	11,700
MasterCard® and VISA® class action settlement	—	(3,011)
Income related to reserve for credit card claims	—	(2,902)

Non-GAAP normalized operating income	$218,500 - $228,500	$229,574
Depreciation expense	$128,000 - $134,000	112,777
Stock incentive expense	$19,000 - $21,000	22,011

Non-GAAP normalized operating income plus depreciation expense plus stock incentive expense	$369,500 - $379,500	$364,362

Earnings Guidance

The following chart presents the detailed elements of our sales and earnings guidance for the thirteen weeks ending October 30, 2010 and the thirteen and fifty-two weeks ending January 29, 2011:

	3rd Quarter	4th Quarter	Full Year
Net sales increase	5.0% to 7.0%	7.5% to 9.5%	8.0% to 10.0%
Comparable club sales increase	2.5% to 4.5%	3.0% to 5.0%	4.0% to 6.0%
Impact of gasoline sales on comparable club sales	(0.5)% to 1.5%	(0.5)% to 1.5%	0.5% to 2.5%
Merchandise comparable club sales increase	2.0% to 4.0%	2.5% to 4.5%	2.5% to 4.5%
Membership fee growth	5.0% to 6.0%	6.0% to 7.0%	5.5% to 6.5%
Other revenues growth	9.0% to 11.0%	10.5% to 12.5%	9.5% to 11.5%
Cost of sales as a percent of net sales increase (decrease)	0.08% to 0.28%	(0.01)% to 0.19%	(0.01)% to 0.19%
Merchandise margin rate increase	0.09% to 0.19%	0.18% to 0.28%	0.09% to 0.19%
SG&A expense growth	0.0% to 5.0%	11.0% to 15.0%	7.0% to 11.0%
Preopening expense (in millions)	$3.3 to $5.3	$1.5 to $3.5	$10.7 to $12.7
Interest expense (in millions)	$0.5 to $0.9	$0.1 to $0.5	$1.0 to $2.0
Income Tax Rate	40.7%	40.7%	40.6%
Depreciation expense (in millions)	$33.0 to $35.0	$34.0 to $36.0	$128.0 to $134.0

Forward-Looking Statements

This exhibit contains forward-looking statements as defined by The Private Securities Litigation Reform Act of 1995, including earnings guidance. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, levels of gasoline profitability, levels of customer demand, economic and weather conditions, the rate of inflation or deflation, federal, state and local regulation in the Company’s markets, federal budgetary and tax policy, litigation, competitive conditions, progress associated with the implementation of technology initiatives and other factors discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended January 30, 2010. Any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.